UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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NATIONAL FUEL GAS COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NATIONAL FUEL GAS COMPANY

6363 MAIN STREET

WILLIAMSVILLE, NEW YORK 14221

Supplemental Information Regarding

Proposal 1: Election of Directors

March 7, 2014

To Our National Fuel Gas Company Stockholders:

We have heard from a stockholder that, due to material contained in a recent proxy advisory report, there is confusion as to whether Ronald J. Tanski, our Chief Executive Officer, is or has been a member of the National Fuel Gas Company (the “Company”) Board of Directors.

Mr. Tanski has never served as a director of the Company. As is true of Messrs. Jibson and Shaw, the other nominees standing for election at our upcoming March 13, 2014 Annual Meeting, Mr. Tanski is standing for election for the first time. The Board believes it is important for a sitting CEO to be a director.

Mr. Tanski, a shareholder himself, is highly focused on maintaining and increasing shareholder value. Under his leadership this past fiscal year, total shareholder return was 30%, placing the Company at the 69th percentile of our peer group.

We hope this letter provides the necessary clarification.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR

THE ELECTION OF EACH NOMINEE TO THE BOARD.

Very truly yours,

Paula M. Ciprich

General Counsel and Secretary